Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in Amendment No. 1 to the proxy statement/prospectus on Form S-4 (No. 333-261629) of Lemonade, Inc. of our report dated March 30, 2021 (August 6, 2021 as to the effects of the reverse recapitalization described in Note 1 and subsequent events described in Note 19), relating to the consolidated financial statements of Metromile, Inc. and subsidiaries as of December 31, 2020 and 2019 and for the years then ended, and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Francisco, CA

December 27, 2021